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              CERTIFICATE OF DESIGNATIONS OF RIGHTS AND PREFERENCES
                                       OF
                 SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK
                          (PAR VALUE $0.001 PER SHARE)
                                       OF
                      COMMODORE APPLIED TECHNOLOGIES, INC.

                       ----------------------------------

                        Delaware General Corporation Law

                       ----------------------------------

         Paul E. Hannesson and Michael D. Fullwood hereby certify that they are the Chief Executive Officer and Secretary, respectively of Commodore Applied Technologies, Inc. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, as amended, and further certify:

         That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Company, as amended (the "Certificate of Incorporation"), the Board of Directors of the Company (the "Board of Directors") on July 9, 1997, adopted the following resolutions creating a series of shares of Series A Convertible Preferred Stock, $0.001 per share par value.

         RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of the Certificate of Incorporation and the General Corporation Law of the State of Delaware, as amended, the Company is authorized to issue an aggregate of 5,000,000 shares of the Company's preferred stock, par value $0.001 per share (the "Preferred Stock"), in such series and with such rights, designations, and privileges as the Board of Directors of the Corporation may, from time to time determine; and

         FURTHER, RESOLVED, that the Board of Directors be and the same hereby is authorized, and the Board of Directors hereby fixes the voting powers, designations, preferences, limitations, restrictions and relative rights, and the qualifications limitations and restrictions of such rights, of the shares of such series of Preferred Stock (in addition to the voting powers, designations, preferences, limitations, restrictions and relative rights, and the qualifications, limitations and restrictions of such rights, set forth in the Certificate of Incorporation that may be applicable to the Preferred Stock) as follows:

1. Designation and Rank. The designation of such series of the Preferred Stock shall be the Series A Convertible Redeemable Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock"). The number of shares of Series A Preferred Stock (the "Shares") shall be eighty thousand (80,000) Shares. The Series A Preferred Stock shall have a liquidation preference of $100 per share plus accrued and unpaid dividends thereon. The Series A Preferred Stock shall rank prior to the common stock, par value $0.001 per share (the "Common Stock"), prior to all other classes and series of equity securities of the Company now or hereafter authorized, issued or outstanding (the Common Stock and such other classes and series of equity

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securities are collectively referred to herein as the "Junior Stock"). The
Series A Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.

2. Cumulative Dividends; Priority.

         (a) Payment of Dividends. The holders of record of shares of Series A Preferred Stock are entitled to a cumulative noncompounded dividend equal to 7% per annum, payable in cash as, when and if declared by the Company's Board of Directors, and upon any conversion or redemption of the Preferred Stock. Dividends shall be payable semi-annually by the Company, on December 31st and June 30th of each year, either in cash or, at the election of the Company, by delivery of additional shares of Series A Preferred Stock having an aggregate liquidation value equal to the amount of such dividend.

3. Voting Rights.

         (a) Class Voting Rights. The Series A Preferred Stock shall have the following class voting rights (in addition to the voting rights set forth in Section 3(b) hereof). So long as any shares of the Series A Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least a sixty-six and 2/3 (66-2/3%) percent of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series A Preferred Stock vote separately as a class: (i) authorize, create, issue or increase the authorized or issued amount of any class or series of stock ranking prior to or on a parity with the Series A Preferred Stock, with respect to payment of dividends or the distribution of assets on liquidation, dissolution or winding up; (ii) amend, alter or repeal the provisions of the Series A Preferred Stock, whether by merger, consolidation or otherwise, so as to affect materially and adversely any right, preference, privilege or voting power of the Series A Preferred Stock; provided, however, that any creation and issuance of other series of Junior Stock shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers; (iii) repurchase, or pay cash dividends on, shares of the Company's Junior Stock; provided, that regularly scheduled dividends may be paid on Junior Stock so long as such Junior Stock shall be preferred stock, and at the time of such payment
(A) all dividends on the Series A Preferred Stock shall have been paid in full, and (B) if dividends on Junior Stock are payable in cash, all dividends on the Series A Preferred Stock thereafter paid shall similarly be paid in cash, or
(iv) amend the Certificate of Incorporation or By-Laws of the Company so as to affect materially and adversely any right, preference, privilege or voting power of the Series A Preferred Stock; provided, however, that any creation and issuance of other series of Junior Stock shall not be deemed to materially and adversely affect such rights, preferences privileges or voting powers.

         (b) General Voting Rights. Except with respect to transactions upon which the Series A Preferred Stock shall be entitled to vote separately as a class pursuant to Section 3(a) above and except as otherwise required by Delaware law, the Series A Preferred Stock shall vote together with the Common Stock and not as a separate class on any transaction with respect to which the Common Stock is entitled to vote pursuant to applicable Delaware law or the Certificate of Incorporation. Each share of Series A Preferred Stock shall be entitled to a number of votes per share equal to (i) one (1) multiplied by (ii) the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible on the record date used to determine shares eligible to vote on such transaction.


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4. Liquidation Preference.

         (a) In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Company, the holders of shares of the Series A Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company whether such assets are capital or surplus of any nature, before any distribution shall be made to the holders of the Common Stock or any other Junior Stock, an amount (the "Liquidation Preference") per share equal to $100 per share of the Series A Preferred Stock, plus cumulative and unpaid dividends at the rate of 7% per annum, through the date of liquidation, dissolution or winding up, whether or not declared, and no more, before any payment shall be made or any assets distributed to the holders of the Common Stock or any other Junior Stock. If the assets of the Company are not sufficient to pay in full the liquidation payment payable to the holders of outstanding shares of the Series A Preferred Stock and any series of preferred stock or any other class of stock on a parity, as to rights on liquidation, dissolution or winding up, with the Series A Preferred Stock (the "Parity Securities"); provided that the holders of a majority of the shares of Series A Preferred Stock approve such Parity Securities in accordance with Section 3(a) hereof, then the holders of outstanding shares of the Series A Preferred Stock are entitled to be paid in on a pro-rata basis together with the other Parity Securities, based on the relative liquidation value of shares of Series A Preferred Stock and the other Parity Securities. The liquidation payment with respect to each outstanding fractional share of Series A Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series A Preferred Stock. All payments for which this Section 4(a) provides shall be in cash, property (valued at its fair market value as determined by an independent nationally recognized investment banking firm) or a combination thereof; provided, however, that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of Series A Preferred Stock and each holder of Parity Securities has been paid in cash the full amount of the Liquidation Preference to which such holder is entitled as provided herein. After payment of the full amount of the Liquidation Preference to which each holder is entitled, such holders of shares of Series A Preferred Stock will not be entitled to any further participation as such in any distribution of the assets of the Company.

         (b) A consolidation or merger of the Company with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Company, shall not be deemed to be a liquidation, dissolution, or winding up within the meaning of this Section 4.

         (c) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than 30 days prior to the payment date stated therein, to the holders of record of the Series A Preferred Stock at their respective addresses as the same shall appear on the books of the Company.

5. Conversion. Subject at all times to the Company's right of voluntary redemption of the Series A Preferred Stock provided in Section 6 of this Certificate of Designations, the holders


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of the Series A Preferred Stock shall have the following conversion rights (the
"Conversion Rights"):

         (a) Voluntary Conversion. At any time or from time to time following the earlier to occur of (i) the date (the "Effective Date") on which the Company's registration statement on Form S-1 or Form S-3 filed under the Securities Act of 1933, as amended (the "Act"), registering (in whole or in part) under the Act the shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall have been declared effective by the Securities and Exchange Commission ("SEC"), or (ii) the 180th day following the date of the initial issuance of the Series A Preferred Stock (the "Issuance Date"), the holder of any shares of Series A Preferred Stock at his or her option may, by written notice given to the Company in accordance with the provisions of Section 5(h) hereof (the "Conversion Notice"), elect to convert (a "Voluntary Conversion") all or any portion of the shares of Series A Preferred Stock held by such person into a number of fully paid and nonassessable shares of Common Stock equal to the quotient which results when the Conversion Price (as defined below) for a full Share of Series A Preferred Stock in effect as of the date of such holder's notice of election to convert (the "Conversion Date") is divided into $100. Such right of Voluntary Conversion shall be effected by the surrender of certificates evidencing the shares of Series A Preferred Stock to be converted to the Company at any time during normal business hours at the office of the Company, accompanied (i) by the Conversion Notice, (ii) if so required by the Company, by instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or by his duly authorized attorney and
(iii) transfer tax stamps or funds therefore, if required pursuant to Section 5(g) herein.

         (b) Automatic Conversion. Prior to July 31, 1999, the Company shall NOT have the right to compel any holder of Series A Preferred Stock to convert such Series A Preferred Stock into Common Stock or any other securities of the Company. Effective as of August 1, 1999, to the extent not previously converted by the holders, all remaining shares of Series A Preferred Stock shall automatically and without further action on the part of such holders, be converted into Common Stock of the Company at the Conversion Price then in effect.

         (c) Conversion Price. Subject to adjustment from time to time as provided in Section 5(d) below, the term "Conversion Price" shall mean the LESSER of (i) 100% of the Average Share Price (as defined below) for the five
(5) consecutive trading days immediately preceding the Issuance Date, or (ii) the product of multiplying (A) the Average Share Price for the five consecutive trading days preceding the Conversion Date of such conversion, by (B) eighty-eight (88%) percent. Notwithstanding the foregoing, subject to the adjustments provided in Section 5(d) below, in no event shall such Conversion Price be less than $2.00 (the "Floor Conversion Price"); PROVIDED, HOWEVER, that in the event that, on any one or more occasions, the Average Share Price shall be LESS than the Floor Conversion Price for any period of sixty (60) consecutive calendar days (a "Below Floor Conversion Price Period"), the holders of the Series A Preferred Stock shall thereafter have the right, exercisable at their sole option at any time within the sixty (60) day period immediately following the expiration of each such Below Floor Conversion Price Period, to either (i) exercise their rights of mandatory redemption set


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forth in Section 6(b) hereof, or (ii) convert all or any portion of their shares of Series A Preferred Stock into Common Stock at the Conversion Price then in effect, without regard to any Floor Conversion Price.

                  As used herein, the term "Average Share Price" shall mean the average of the last sale price per share of the Company's shares of Common Stock as reported by Bloomberg, L.P. ("Bloomberg"), on any one of the following exchanges on which such Common Stock shall then be quoted; namely, (a) the AMEX,
(b) the NASDAQ National Market System ("NASDAQ NMS"), (c) the NASDAQ System (other than the NASDAQ NMS), (d) the New York Stock Exchange, or (e) the National Quotation Bureau, Inc. for quotes on the Electronic Bulletin or the "Pink Sheets", as the case may be, for the applicable number of consecutive trading days immediately preceding the Issuance Date, the Conversion Date, or other applicable date specified in Section 5(c) or Section 5(d), as the case may be.

         (d) Adjustments of Conversion Price. The Conversion Price in effect from time to time shall be subject to adjustment in accordance with the provisions of this Section 5(d).

         (i) Adjustments for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the applicable Conversion Price in effect immediately prior to the stock split shall be proportionately decreased. If the Company shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the applicable Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustments under this Section 5(d)(i) shall be effective at the close of business on the date the stock split or combination occurs.

         (ii) Adjustments for Certain Dividends and Distributions. If the Company shall at any time or from time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the applicable Conversion Price in effect immediately prior to such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying, as applicable, the applicable Conversion Price then in effect by a fraction;

                  (A) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

                  (B) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the


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                         time of such issuance or the close of business on such
                         record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

         (iii) Adjustment for Other Dividends and Distributions. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in other than shares of Common Stock, then, and in each event, an appropriate revision to the Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holders of Series A Preferred Stock shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Company which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this
         Section 5(d)(iii) with respect to the rights of the holders of the Series A Preferred Stock.

         (iv) Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon conversion of the Series A Preferred Stock at any time or from time to time after the Issuance Date shall be changed into the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 5(d)(i), (ii) and
         (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 5(d)(v)), then, and in each event, an appropriate revision to the Conversion Price shall by made and provisions shall be made (by adjustments of the Conversion Price of otherwise) so that the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share of Series A Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such share of Series A Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

         (v) Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 5(d)(i), (ii) and (iii), or a reclassification, exchange or substitution of shares provided for in
         Section 5(d)(iv)), or a merger or consolidation of the Company with or into


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         another corporation, or the sale of all or substantially all of the
         Company's properties or assets to any other person, then as a part of such reorganization, merger, consolidation, or sale, an appropriate revision to the Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share of Series A Preferred Stock into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation resulting from such reorganization, merger, consolidation, or sale, to which a holder of Common Stock deliverable upon conversion of such shares would have been entitled upon such reorganization, merger, consolidation, or sale, to which a holder of Common Stock deliverable upon conversion of such shares would have been entitled upon such reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(d)(v) with respect to the rights of the holders of the Series A Preferred Stock after the reorganization, merger, consolidation, or sale to the end that the provisions of this Section 5(d)(v) (including any adjustment in the applicable Conversion Ratio then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series A Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable.

         (vi) Adjustments for Issuance of Common Stock. If at any time or from time to time after the Issuance Date, the Company shall issue or sell any shares of Common Stock for a consideration per share which shall be LESS than 88% of the Average Share Price per share of Common Stock for the five (5) consecutive trading days immediately prior to the time of such issue or sale (the "Trigger Price"), then forthwith upon such issue or sale, the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock in effect immediately prior to such issue or sale shall be adjusted by multiplying the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock in effect immediately prior to the time of such issue or sale by a fraction:

                  (A) the numerator of which shall be (i) the total number of shares of Common Stock issued and outstanding immediately after such issue or sale, multiplied by (ii) the Trigger Price; and

                  (B) the denominator of which shall be the sum of (i) the number of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the Trigger Price, plus
                  (ii) the consideration received by the Company upon such issue or sale.

         (vii) Other Adjustment Events and Provisions. For the purposes of this
         Section 5, following shall also be applicable.


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                  (A) Issuance of Rights, Warrant or Options.

                  (i) In case at any time the Company shall grant, issue or sell (whether directly or by assumption in a merger or otherwise) any rights or warrants to subscribe for or to purchase, or any options for the purchase of Common Stock or any stock or securities convertible into or exchangeable for Common Stock (such convertible or exchangeable stock or securities being herein called "Convertible Securities"), whether or not such rights or warrants or options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such rights or warrants or options or upon conversion or exchange of such Convertible Securities (determined as provided below) shall be less than the Trigger Price as of the date of granting such rights or warrants or options as the case may be, then the total maximum number of shares of Common Stock issuable upon the exercise of such rights (other than rights issued pursuant to a stockholders rights plan adopted by the Company pursuant to which the acquisition by any third party of a specified percentage of shares of Common Stock triggers the exercisability of such rights to purchase Common Stock, for so long as no event has occurred triggering such right to exercise) or warrants or options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such rights or warrants or options shall (as of the date of granting of such rights or warrants or options) be deemed to be outstanding and to have been issued for such price per share.

                  (ii) No further adjustments of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such rights or warrants or options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

                  (B) Issuance of Convertible Securities. In case of Company shall issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon the conversion or exchange of such Convertible Securities (determined as provided below) shall be less than the Trigger Price determined as of the date of such issue or sale of such Convertible Securities, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued for such price per share; provided, however, that (a) except as provided Section 5(d)(vii)(C), no further adjustments to the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be made upon the actual issue of such Common Stock upon conversion or


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                  exchange of such Convertible Securities, and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any rights or warrants to subscribe for or to purchase or any options to purchase any such Convertible Securities for which adjustments of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock have been or are to be made pursuant to
                  Section 5(d)(vii)(A), no further adjustment of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be made by reason of such issue or sale. For the purposes of this Section 5(d)(vii)(B), the price per share for which Common Stock is issuable upon conversion or exchange of Convertible Securities shall be determined by dividing (i) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities.

                  (C) Consideration for Stock. In case any shares of Common Stock or Convertible Securities, other than the Series A Preferred Stock, or any rights or warrants or options to purchase any such Common Stock or Convertible Securities shall be issued or sold:

                           (i) for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith;

                           (ii) for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined by the Board of Directors of the Company in good faith and in the exercise of reasonable business judgment, without deduction of any expense incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith, which determination shall be sent in writing by the Board of Directors to the registered holders of Series A Preferred Stock;

                           (iii) in connection with any merger or consolidation in which the Company is the surviving corporation (other than any consolidation or merger in which the previously outstanding shares of Common Stock of the Company shall be changed into or exchanged for the stock or other securities of another corporation), the amount of consideration therefor shall be deemed to be the fair value, as determined reasonably and in good faith by the Board of Directors of the Company, of such portion of the assets and business of the nonsurviving corporation as such Board may


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                           determine to be attributable to such shares of Common
                           Stock, Convertible Securities, rights or warrants or options, as the case may be; or

                           (iv) in the event of any consolidation or merger of the Company in which the Company is not the surviving corporation or in which the previously outstanding shares of Common Stock of the Company shall be changed into or exchanged for the stock or other securities of another corporation or in the event of any sale of all or substantially all of the assets of the Company for stock or other securities of any corporation, the Company shall be deemed to have issued a number of shares of its Common Stock for stock or securities or other property of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated, and for a consideration equal to the fair market value on the date of such transaction of all such stock or securities or other property of the other corporation. If any such calculation results in adjustment of the applicable Conversion Price or the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the determination of the applicable Conversion Price or the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock immediately prior to such merger, consolidation or sale, shall be made after giving effect to such adjustment of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock.

                  (D) Record Date. In case the Company shall take a record of the holders of its Common Stock or any other Preferred Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the date of the granting of such right of subscription or purchase.

                  (E) Certain Issues Excepted. Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock upon:

                           (i) the (x) issuance after the Issuance Date of or exercise of options or warrants or rights to purchase restricted securities issued after the Issuance Date, or (y) issuance after the Issuance Date of or exercise of options or warrants or rights granted or provided under employee benefit plans or other written employment agreements or arrangements relating to the acquisition of Common Stock or rights, options or warrants with respect thereto, in each case currently in effect or adopted after the Issuance Date or entered into by the Company after the Issuance Date;


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                           provided, however, that any such issuance or grant
                           shall be for consideration or at the strike price, respectively, not less than the Trigger Price on the date of grant thereof or of the issuance of the Common Stock subject thereto, and provided, further, that the sum of (y) the number of shares Common Stock referred to in this clause (i) so issued plus (z) the aggregate number of shares of Common Stock referred to in this clause (i) issuable upon the exercise of such options, warrants or rights, exclusive of any options, warrants or rights that have expired, been canceled or are for other reasons (other than having been exercised) no longer outstanding, shall not exceed fifteen percent (15%) of the aggregate of (1) the total outstanding shares of Common Stock at the Initial Date, (2) the number of shares issuable in respect of all outstanding warrants as of the Initial Date, (3) the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock; plus (4) the summation derived from clauses
                           (y) and (z) of this clause. The Company shall not be required to make any such adjustment upon the issuance of shares or the granting of any options or warrants or rights referred to in this Section 5(d)(vii)(E) if and to the extent that the issuance of the shares covered thereby is excepted by this clause.

         (e) No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith, assist in the carrying out of all the provisions of this
Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

         (f) Certificate as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock pursuant to this
Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish notice to each holder of such Series A Preferred Stock, a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request of the holder of such affected Series A Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the applicable Conversion Price in effect at the time and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series A Preferred Stock. Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

         (g) Issue Taxes. The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

         (h) Notices and Delivery of Shares. All notices and other communications hereunder shall be in writing and shall be deemed given (i) on the same date, if delivered personally or by facsimile by not later than 7:00 p.m. New York time (provided, that a copy of such facsimile shall be simultaneously sent to Stephen A. Weiss, Esq. at (212) 223-7161 and at (203) 222- 0845), or (ii) three business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Company. Not later than five (5) Business Days following receipt of notice of conversion as provided herein (the "Delivery Date"), the Company shall deliver to the holders of Shares of Series A Preferred Stock, against delivery of one or more certificates evidencing Series A Preferred Stock surrendered for conversion, certificates evidencing all shares of Common Stock into which such Series A Preferred Stock shall be converted. Subject to the foregoing, should Company, for any reason, fail or refuse to timely deliver such certificates on the Delivery Date, the Company shall be obligated to pay, to the holder(s) seeking to so effect such conversion, a penalty for each day beyond such Delivery Date and until such Common Stock certificates are delivered, which shall be equal to $75,000, multiplied by a fraction (i) the numerator of which shall be the number of shares of Common Stock issuable upon such conversion by the converting holder, and (ii) the denominator of which shall be the aggregate number of shares of Common Stock which would have then been issuable by the Company had all holders of Series A Preferred Stock elected to convert all of their shares of Series A Preferred Stock.

         (i) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the Average Share Price of one share of the Company's Common Stock on the applicable Conversion Date.

         (j) Reservation of Common Stock. The Company shall at all times reserve and keep available, out of its authorized but unused shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, the full number of shares deliverable upon conversion of all the shares of Series A Preferred Stock from time to time outstanding. The Company shall, from time to time in accordance with the Delaware Corporations Law, as amended, increase the authorized number of shares of Common Stock if at any time the unused number of authorized shares shall not be sufficient to permit the conversion of all of the Series A Preferred Stock at the time outstanding. In such connection, the Company shall hold a special meeting of stockholders for the purpose of authorizing additional shares of Common Stock not later than 120 days after any date in which the Company shall have insufficient shares of Common Stock so reserved.

         (k) Retirement of Series A Preferred Stock. Conversion of Series A Preferred Stock shall be deemed to have been effected on the applicable Conversion Date. The converting holder shall be deemed to have become a stockholder of record of the Common Stock on the applicable Conversion Date. Upon conversion of only a portion of the number of shares of Series A Preferred Stock represented by a certificate surrendered for conversion, the Company shall issue and deliver to such holder at the expense of the Company, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered.

         (l) Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of Series A Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

         (m) Limitations on Amount of Conversion. Notwithstanding anything contained in this Certificate of Designations to the contrary, each individual holder of the Series A Preferred Stock may not elect to convert into Common Stock of the Company more than twenty (20%) percent of the aggregate number of Shares of Series A Preferred Stock owned by such individual holder of Series A Preferred Stock during any one calendar month pursuant to a Voluntary Conversion, calculated from the first month during which a Voluntary Conversion may occur; provided, that, such limitation on conversion shall be on a cumulative basis so that so that any shares not converted by an individual holder of Series A Preferred Stock in any one calendar month may be accumulated with the number of shares of Series A Preferred Stock which may be converted in the next calendar month. For example, if no shares of Series A Preferred Stock are converted into Common Stock by an individual holder in any one month, then in the next succeeding month 40% of aggregate number of Shares of Series A Preferred Stock owned by such individual holder may be converted into Common Stock.

                  Notwithstanding anything contained in this Certificate of Designations to the contrary, in no event shall any holder of Series A Preferred Stock be entitled or required to convert shares of Series A Preferred Stock in excess of that number of shares of Series A Preferred Stock which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliates to exceed 4.9% of the outstanding shares of the Company's Common Stock immediately following such conversion. For purposes of the foregoing proviso, the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock with respect to which the determination of such proviso is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, unconverted shares of Series A Preferred Stock beneficially owned by such holder and its affiliates, and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including without limitation any warrants) which are beneficially owned by the holder and its affiliates and which are subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. Any holder of Series A Preferred Stock may waive the foregoing limitations set forth in this paragraph by written notice to the Company upon not less than 61 days prior notice (with such waiver taking effect only upon the expiration of such 61 day notice period).

6. Redemptions.

         (a) Voluntary Redemption. Subject, at all times, to the right of the holders of Series A Preferred Stock to effect a Voluntary Conversion of their shares of Series A Preferred Stock into Common Stock at the applicable Conversion Price then in effect by delivery of a Conversion Notice to the Company at any time prior to the date fixed for redemption, subject to compliance with the provisions of this Section 6(a), the Company shall have the right, exercisable at any time on not more than sixty (60) days and not less than fifteen (15) days prior written notice to the holders of Series A Preferred Stock (the "Voluntary Redemption Notice"), to redeem all or any portion of the Shares of Series A Preferred at a redemption price for each Share of Series A Preferred Stock to be redeemed (the "Voluntary Redemption Price") which shall equal to the sum of (i) $100 per Share, (ii) all accrued dividends on such Share to the date fixed for redemption (the "Voluntary Redemption Date"), and (iii) the Redemption Premium (as herein defined). Notwithstanding the foregoing, the Company's rights to effect a voluntary redemption on the Voluntary Redemption Date pursuant to this Section 6(a) shall be conditioned upon compliance with all of the following:

                  (i) at the time the Voluntary Redemption Notice is given and until the Voluntary Redemption Date, there shall be available and in existence a current registration statement on Form S-3 or Form S-1, as applicable, and no stop order or other order suspending the effectiveness of such registration statement shall be issued by the Commission or any other governmental agency;

                  (ii) at the time the Voluntary Redemption Notice is given and until the Voluntary Redemption Date, the Company shall have available to it all funds necessary to pay in full the aggregate Voluntary Redemption Price;

                  (iii) at the time the Voluntary Redemption Notice is given and until the Voluntary Redemption Date, the Company's Common Stock shall continue to be listed for trading on the AMEX or other securities exchange specified herein, and no order suspending such listing shall have been issued; and

                  (iv) from the date the Voluntary Redemption Notice is given and until the Voluntary Redemption Date, the Company shall timely honor all requests for conversion of shares of Series A Preferred Stock in accordance with the provisions hereof.

         (b) Mandatory Redemption. In the event, and ONLY in the event, that one or more of the events set forth below in this Section 6(b) (each a "Triggering Event") shall have occurred and be continuing, the holders of the Series A Preferred Stock shall have the right (but not the obligation), exercisable only by written notice to the Company given at any time within the sixty (60) calendar day period immediately following the occurrence of such Triggering Event (the "Mandatory Redemption Notice"), to cause the Company to redeem and repurchase all or any portion of the Shares of Series A Preferred Stock at a redemption price for each Share of Series A Preferred Stock to be redeemed (the "Mandatory Redemption Price") which shall equal to the sum of (i) $100 per Share, and (ii) all accrued dividends on such Share to the date fixed for redemption (the "Mandatory Redemption Date").

                  As used herein a "Triggering Event" shall be deemed to have occurred if:

                  (i) the Average Share Price of Company Common Stock for any one or more sixty (60) consecutive calendar day Below Floor Conversion Price Period shall be less than the $2.00 Floor Conversion Price; or

                  (ii) the Shelf Registration Statement referred to in Section
                  2.2 of the Registration Rights Agreement shall not be declared effective by the Commission on or prior to the date that is 240 days after the Initial Issuance Date; or

                  (iii) while a registration statement is required to be maintained effective pursuant to the Registration Rights Agreement, the effectiveness of such registration statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the holders of the Series A Preferred Stock for sale of the Restricted Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of 10 consecutive trading days (in addition to any Blackout Period (as defined in Section 2.2(d) of the Registration Rights Agreement)), provided that the cause of such lapse or unavailability is not due to factors solely within the control of such holder(s) of Series A Preferred Stock; or

                  (iv) the failure of the Common Stock of the Company to be listed on one of the securities exchanges referred to in
                  Section 5(c) hereof for a period of fifteen (15) consecutive trading days (provided that such failure shall not constitute a Triggering Event if caused by any holders of Series A Preferred Stock); or

                  (v) the Company's notice to any holder of Series A Preferred Stock, including by way of public announcement, at any time, of its intention not to comply with proper requests for conversion of any shares of Series A Preferred Stock into shares of Common Stock, or the Company otherwise fails to deliver shares of Common Stock so converted within thirty (30) calendar days of the date of receipt of a Voluntary Conversion Notice or the Company fails to make the payments required for failure to so deliver the shares of Common Stock on a timely basis; or

                  (vi) the Company is unable to issue shares of Common Stock without obtaining stockholder approval of the transactions due to the rules or regulations of the AMEX or The Nasdaq Stock Market, Inc. or any other principal securities exchange or market on which the Common Stock is or becomes traded (the "Market Cap"), and fails, for any reason, to obtain such requisite stockholder approval within ninety (90) calendar days thereafter.

         (c) Method of Payment. The Company shall pay an aggregate amount for all Shares of Series A Preferred Stock to be redeemed hereunder (the "Redemption Payment"), calculated by multiplying the number of Shares so redeemed by the applicable Voluntary Redemption Price or Mandatory Redemption Price, as the case may be, not later than thirty (30) calendar days following the Voluntary Redemption Notice or Mandatory Redemption Notice, as applicable, by payment of the Voluntary Redemption Price by bank cashiers' or certified check payable to the applicable holders of the Series A Preferred Stock or wire transfer of immediately available funds to accounts designated by such holders. In the event that, for any reason, the full applicable Redemption Payment is not timely made pursuant to this Section 6(c), the holders of Series A Preferred Stock shall (i) have the option to void such Voluntary Redemption Notice or Mandatory Redemption Notice, as the case may be, and (ii) such defaulted Redemption Payment shall thereafter bear default interest at the rate of 15% per annum, commencing on the thirty first (31st) calendar day following the Voluntary Redemption Notice or Mandatory Redemption Notice, as applicable, and continuing until paid in full.

         (d) Delivery of Series A Preferred Stock. The holders of Series A Preferred Stock whose Shares are to be redeemed pursuant to this Section 6 shall deliver to the Company, against receipt of the applicable Voluntary Redemption Payment or Mandatory Redemption Payment, all of their Shares of Series A Preferred Stock to be redeemed, duly endorsed in blank for transfer or accompanied by a duly executed stock power with the signature of the record owner guaranteed by a bank or member firm of the New York Stock Exchange.

         (e) Definition. As used herein, the term "Redemption Premium" shall mean, with respect to each Share of Series A Preferred Stock to be redeemed pursuant to a Voluntary Redemption, the product of multiplying (i) $100.00 by
(ii) 0.12 times a fraction (A) the numerator of which shall be the number of days from the Issuance Date to the Redemption Date that such Share of Series A Preferred Stock shall be issued and outstanding, and (B) the denominator of which shall be 365.

7. No Preemptive Rights. Except as provided in Section 5 hereof, no holder of the Series A Preferred Stock shall be entitled as of right to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class or bond or debentures, or other evidences of indebtedness convertible into or exchangeable for shares may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

         The authorized number of shares of Preferred Stock in the Company is 5,000,000 shares. The authorized number of Shares of Series A Preferred Stock is 80,000 of which no Shares have been issued.


         IN WITNESS WHEREOF, the undersigned have executed this certificate as of the 14th day of August 1997.


                                  COMMODORE APPLIED TECHNOLOGIES, INC.


                                  By: /s/ PAUL E. HANNESSON
                                      -------------------------------
                                       Name:  Paul E. Hannesson
                                       Title: Chief Executive Officer



                                  By: /s/ MICHAEL D. FULLWOOD
                                      -------------------------------
                                       Name:  Michael D. Fullwood
                                       Title: Corporate Secretary